Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-4 of Suzano Papel e Celulose S.A. of. of our report dated January 29, 2018 relating to the financial statements, and the effectiveness of internal control over financial reporting of Fibria Celulose S.A., which appears in Fibria Celulose S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Auditores Independentes

São Paulo, Brazil

August 10, 2018